UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 22, 2011

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481903
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On November 22, 2011, (the “Closing Date”), Iconix Brand Group, Inc., a Delaware corporation (the “Registrant” or “Iconix”), entered into a Revolving Credit Agreement (the “Credit Agreement”) with several banks and other financial institutions or entities from time to time parties thereto, Barclays Capital, the investment banking division of Barclays Bank PLC, Goldman Sachs Bank USA and GE Capital Markets, Inc., as Joint Lead Arrangers and Joint Bookrunners, Goldman Sachs Bank USA and GE Capital Markets, Inc., as Syndication Agents, Barclays Bank PLC, as Documentation Agent, and Barclays Bank PLC, as Administrative Agent.  The Credit Agreement provides to the Registrant a revolving line of credit in an aggregate principal amount of $150,000,000, with a $10,000,000 sublimit for the issuance of letters of credit and a $10,000,000 swingline facility.  The commitments under the Credit Agreement will expire on November 22, 2013.  Certain subsidiaries of the Registrant have guaranteed obligations of the Registrant under the Credit Agreement pursuant to a guarantee and collateral agreement.  The Registrant and the subsidiaries party to the guarantee and collateral agreement have granted to the Administrative Agent, for the benefit of the lenders, a security interest in their respective assets, subject to certain exclusions described in the guarantee and collateral agreement.

The Credit Agreement contains certain financial and non-financial covenants relating to the Registrant and certain of its subsidiaries. The Credit Agreement also contains certain events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to indebtedness in excess of specified amounts, events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, impairments to guarantees and a change of control. All amounts outstanding under the Credit Agreement will bear interest, at the Registrant’s option, at the Eurodollar (ie. LIBOR) or the Base Rate (i.e., greatest of (a) the prime rate, (b) the federal funds effective rate plus ½ of 1% and (c) the one-month Eurodollar Rate plus 1%.), plus an applicable margin of 3.25% and 2.25%, respectively.  The applicable margin will increase from and after the first anniversary of the Closing Date until the date that is six months from such date, to 4.00% and 3.00%, respectively, and to 5.00% and 4.00%, respectively, thereafter.

The description of the Credit Agreement and related guarantee and collateral agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement and the guarantee and collateral agreement, which are filed as exhibits to this Report. Both agreements have been included to provide investors and security holders with information regarding their respective terms. The description is not intended to provide any other factual information about the Registrant or the other parties thereto. Both agreements contain representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreements. In addition, both agreements are modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreements, which subsequent information may or may not be fully reflected in the Registrant's public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Revolving Credit Agreement dated as of November 22, 2011 among Iconix Brand Group, Inc., as Borrower, and the several banks and other financial institutions or entities from time to time parties thereto, Barclays Capital, the investment banking division of Barclays Bank PLC, Goldman Sachs Bank USA and GE Capital Markets, Inc., as Joint Lead Arrangers and Joint Bookrunners, Goldman Sachs Bank USA and GE Capital Markets, Inc., as Syndication Agents, Barclays Bank PLC, as Documentation Agent, and Barclays Bank PLC, as Administrative Agent

10.2	Guarantee and Collateral Agreement dated as of November 22, 2011 made by Iconix Brand Group, Inc. and certain of its Subsidiaries in favor of Barclays Bank PLC, as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Warren Clamen
Name: Warren Clamen
Title: Executive Vice President and Chief Financial Officer

Date: November 28, 2011